FOURTH AMENDMENT TO LEASE
This FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made and entered into effective as of February 22, 2016 (the “Effective Date”), by and between (i) Richard Wolfen, Trustee of the Louis Glasier 1974 Revocable Trust; Michael Dunitz, Trustee of the Michael and La Rae Family Trust dated June 14, 1991; Nancy Bruch; Dorothy A. Dunitz, Trustee of the Dorothy A. Dunitz Revocable Trust dated December 28, 1999, as amended; and Judith S. Rosenberg, Trustee of the Judith S. Rosenberg Revocable Trust dated July 10, 1973 (collectively, “Lessor”), and (ii) VCA Inc., a Delaware corporation, formerly known as VCA Antech, Inc. (“Lessee”).
R E C I T A L S:
A.Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single-Tenant Lease – Net dated January 1, 1999 (the “Original Lease”), as amended by that certain First Amendment to Standard Industrial/Commercial Single-Tenant Lease - Net dated as of March 11, 1999 (the “First Amendment”), that certain Second Amendment to Lease dated January 16, 2013 (the “Second Amendment”), and that certain Third Amendment to Lease dated as of December 23, 2013 (the “Third Amendment, and together with the Original Lease, First Amendment and Second Amendment, the “Existing Lease”), pursuant to which Lessor leases to Lessee and Lessee leases from Lessor certain premises known as 12401 West Olympic Boulevard, Los Angeles, California (the “Premises”), as more particularly described in the Existing Lease. Any capitalized terms used herein not otherwise defined shall have the meaning assigned thereto in the Existing Lease.
B.The current term of the Existing Lease expires on July 31, 2019.
C.Lessor and Lessee now desire to amend the Existing Lease to extend the term and to modify various terms and provisions of the Existing Lease, all as hereinafter provided. The Existing Lease, as modified by this Fourth Amendment, shall be referred to as the “Lease.”
A G R E E M E N T:
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Extension of Term; Exercise of Option. The parties hereby agree that Lessee has exercised its second (and last) Option under the Existing Lease as provided for in Section 1.4 of the Third Amendment and that the term of the Lease is hereby extended to July 31, 2024, which for all purposes shall be deemed the Expiration Date.
2.    Option to Extend Lease Term.
2.1.    Grant of Option.
(a)    Subject to all of the terms and provisions of Paragraph 39 of the Lease,

Lessee is hereby granted one (1) option (the “Option”) to extend the term of this Lease for a period of five (5) years from the Expiration Date of this Lease (the “Option Period”) on all of the same terms and conditions contained in the Lease except Base Rent; provided, Lessee gives Lessor written notice of Lessee’s election to exercise the Option, which is actually received by Lessor at least six (6) months but not more than nine (9) months prior to the then scheduled Expiration Date of the Lease term.
(b)    If Lessee fails to give Lessor such written notice within the time and in the manner provided herein, said Option shall expire and be of no further force and effect; provided, however, that either (i) at least fourteen (14) days prior to the expiration of the time period during which Lessee may exercise the Option, Lessor gives Lessee written notice reminding Lessee of the existence of the Option, or (ii) if Lessor did not give Lessee such reminder notice and Lessee fails to timely exercise the Option, Lessor gave Lessee written notice reminding Lessee of the existence of the Option and Lessee failed to exercise the Option within fourteen (14) days after receipt of such written notice from Lessor. Time is of the essence in the exercise of the Option.
(c)    If Lessee gives notice to Lessor of its election to exercise the Option within the time and in the manner prescribed herein, the Base Rent payable during the Option Period (i.e., beginning August 1, 2024) shall increase by an amount equal to four percent (4%) over the amount of Base Rent payable immediately prior to the commencement of the Option Period, and Base Rent shall increase on August 1 of each year thereafter by an amount equal to four percent (4%) over the amount of Base Rent payable immediately prior to such adjustment.
3.    Base Rent. From and after the Effective Date, Lessee shall continue to pay Base Rent pursuant to the terms and conditions of the Existing Lease. The parties acknowledge and agree that the current monthly Base Rent is $95,116.38. In addition, and notwithstanding anything to the contrary set forth in the Existing Lease, Base Rent shall increase on August 1 of each year (including August 1, 2016) by an amount equal to three percent (3%) over the amount of Base Rent payable immediately prior to such adjustment.
4.    Condition of Premises; Refurbishment Allowance.
4.1.    Condition of Premises. Lessee acknowledges and agrees that it has occupied the Premises since 1999, is currently in possession of the Premises, and accepts the same in its current "AS IS" condition.
4.2.    Refurbishment Allowance. If Lessee duly exercises the Option within the time and in the manner provided herein, Lessee shall be entitled to a one-time tenant improvement allowance in the amount of $125,000.00 (the “Refurbishment Allowance”) to be used by Lessee to off-set the cost of performing typical Lessee improvements to the Premises. Any such improvements shall comply with all of the terms and provisions of the Lease including but not limited to Paragraph 7 of the Lease. The Refurbishment Allowance shall be paid by Lessor to Lessee within thirty (30) days of commencement of the Option Period.

5.    Additional Modifications.
(a)    No termination Right. Section 51.7 of the Original Lease has expired and is hereby deleted and of no further force or effect.
(b)    No Lessor’s Work. Section 54 of the Original Lease, as amended by the First Amendment, is hereby deleted and of no further force or effect.
6.    Brokers. Lessee hereby represents and warrants to Lessor that Lessee has not dealt with any real estate broker or agent in connection with the negotiation of this Fourth Amendment, and that Lessee knows of no real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorney's fees) with respect to any leasing commission, compensation or fees claimed by any broker or agent in connection with this Fourth Amendment or its negotiation by reason of any act of Lessee.
7.    No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Existing Lease shall remain unmodified and in full force and effect.
8.    Counterparts. This Fourth Amendment may be executed in counterparts, including electronic counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Fourth Amendment has been entered into as of the day and year first above written.

LESSOR:

/s/ Richard Wolfen
Richard Wolfen, Trustee of the Louis
Glasier 1974 Revocable Trust

/s/ Michael Dunitz
Michael Dunitz, Trustee of the
Michael and La Rae Family Trust dated June 14, 1991

/s/ Nancy Bruch
Nancy Bruch

/s/ Dorothy A. Dunitz
Dorothy A. Dunitz, Trustee of the
Dorothy A. Dunitz Revocable Trust dated December 28, 1999, as amended

/s/ Judith S. Rosenberg
Judith S. Rosenberg, Trustee of the
Judith S. Rosenberg Revocable Trust dated July 10, 1973

LESSEE:

VCA Inc.,
a Delaware corporation
By:    /s/ Bob Antin
Name:    Bob Antin
Its:     Chief Executive Officer

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